EXHIBIT 10.5

FORM OF DIRECTOR DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT is made this 5th day of November 1999 by and between FIRST GEORGIA COMMUNITY BANK, located in Jackson, Georgia (the “Company”), and                                      (the “Director”).

INTRODUCTION

To encourage the Director to remain a director of the Company, the Company is willing to provide to the Director supplemental deferred compensation. The Company will pay the benefits from its general assets.

AGREEMENT

The Director and the Company agree as follows:

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1      “Allocation Percentage” is the percentage set forth on Schedule B.

1.2      “Change of Control” means the transfer of 25% or more of the Company’s outstanding voting common stock.

1.3      “Deferral Account” means the account maintained on the books of the Company as described in Section 2.2.

1.4      “Deferral Benefit” means the benefit described in Article 3.

1.5      “Effective Date” means October 15, 1999.

1.6      “Normal Retirement Age” means the Director’s age 65.

1.7      “Normal Retirement Date” means the later of the Director’s Termination of Service or attaining Normal Retirement Age.

1.8      “Opportunity Rate” means for each Plan Year, the Fed Funds rate on the first business day of the Plan Year, but in no event greater than 1.5% less than the Simulated Investment Rate.

1.9      “Plan Year” means each one-year period from the Effective Date.

1.10    “Simulated Investments” means investments specified by the Company for use in measuring the Deferral Benefit. Once designated, the Company can change the Simulated Investments only with the Director’s written agreement. The Simulated Investments shall be of equal initial amounts.

1.11    “Simulated Investment Rate” means the after-tax rate of return on a Simulated Investment.

If the Simulated Investment is a life insurance policy, the Simulated Investment Rate shall not include receipt of the policy’s death benefits.

1.12    “Termination of Service” means the Director’s ceasing to serve as a director of the Company or its successor for any reason.

1.13    “Vesting Percentage” means 0% prior to the end of the first Plan Year, 20% from the end of the first Plan Year and prior to the end of the second Plan Year, 40% from the end of the second Plan Year and prior to the end of the third Plan Year, 60% from the end of the third Plan Year and prior to the end of the fourth Plan Year, 80% from the end of the fourth Plan Year and prior to the end of the fifth Plan Year and 100% thereafter.

Article 2
Deferral Account

2.1      Simulated Investments. The Company shall establish two Simulated Investments each in the amount of seven hundred twenty-four thousand eight hundred dollars ($724,800) multiplied by the Allocation Percentage, as of the Effective Date as follows:

2.1.1   Simulated Investment Number One. The first shall track the cash surrender value of a portfolio of simulated specified life insurance policies as detailed in Appendix A attached hereto multiplied by the Allocation Percentage. For purposes of this calculation, it is assumed that the insured individuals in the pool of specified life insurance policies live to age 95. In the event policies are actually purchased for the pool, if a policy is surrendered or lapsed or an insured individual dies prior to age 95 that policy’s values will continue to be obtained from the specified insurance company and included in the pool as if the surrender, lapse or death did not occur. When an individual covered by a life insurance policy in the pool, as described in Appendix A, attains age 95 during a Plan Year, the policy cash surrender value will be excluded from the calculation of portfolio cash surrender values, for purposes of this Agreement, for the beginning and ending of the Plan Year in which the individual attains age 95 and for all Plan Years thereafter.

2.1.2   Simulated Investment Number Two shall track the value of a simulated investment account comprised of both principal and accumulated net after-tax interest earnings. The initial principal amount shall be equal to seven hundred twenty-four thousand eight hundred dollars ($724,800) multiplied by the Allocation Percentage. Pre-tax interest earnings shall be calculated using the Opportunity Rate. The principal amount of the Simulated Investment Number Two shall be increased by the amount of after-tax benefits paid to the Director under this Agreement effective the first day of the Plan Year following such benefit payments. Calculations for Simulated Investment Number Two assume the income tax rate to be the Company’s highest marginal tax rate for the prior calendar year, and assumes that interest (net of tax) shall be compounded on an annual basis at the end of each Plan Year.

2.2      Deferral Account. The Company shall establish a Deferral Account on its books for the Director. The Deferral Account balance as of any date is determined by taking the cash surrender value of the first simulated investment less the balance of the second simulated investment as of such date.

2.3      Statement of Accounts. The Company shall provide to the Director, within 30 days after each Plan Year, a statement setting forth the Deferral Account balance.

2.4      Accounting Device Only. The Deferral Account and Simulated Investments are solely devices for measuring amounts to be paid under this Agreement. They are not a trust fund of any kind. The

Director is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Director’s rights are not subject in any manner to anticipation, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

Article 3
Lifetime Benefits

3.1      Normal Retirement Benefit. Upon Normal Retirement Date, the Company shall pay to the Director the primary and secondary benefits described in Sections 3.1.1 and 3.1.2.

3 1.1   Primary Benefit. The benefit under this Section 3.1.1 is the Deferral Account balance at the end of the Plan Year immediately preceding the Normal Retirement Date. The Company shall pay the primary benefit in ten (10) equal annual installments (without adjustment for interest or earnings during such period) commencing on the first day of the month following the Director’s Termination of Service.

3.1.2   Secondary Benefit. The benefit under this Section 3.1.2 as of the end of each Plan Year following the Director’s Termination of Service, and continuing until the death of the Director, is an amount equal to the growth, if any, and notwithstanding any payments of the primary benefit amounts since the end of the preceding Plan Year, in the Deferral Account balance. The Company shall pay the secondary benefit to the Director within 30 days of the end of each Plan Year.

3.2      Early Termination. If Termination of Service occurs prior to the Normal Retirement Age other than for Death, the Company shall pay to the Director, the primary and secondary benefits described in Sections 3.2.1 and 3.2.2.

3 2.1   Primary Benefit. The benefit under this Section 3.2.1 is the Deferral Account balance at the end of the Plan Year immediately preceding the Director’s Termination of Service multiplied by the Vesting Percentage. The Company shall pay the primary benefit in ten (10) equal annual installments (without adjustment for interest or earnings during such period) commencing on the first day of the month following the Director’s Termination of Service.

3.2.2   Secondary Benefit. The benefit under this Section 3.1.2 as of the end of each Plan Year following the Director’s Termination of Service, and continuing until the death of the Director, is an amount equal to the growth, if any, and notwithstanding any payments of the primary benefit amounts since the end of the preceding Plan Year, in the Deferral Account balance multiplied by the Vesting Percentage. The Company shall pay the secondary benefit to the Director within 30 days of the end of each Plan Year.

3.3      Termination following a Change of Control. If Termination of Service occurs following a Change of Control and prior to the Normal Retirement Age other than for Death, the Company shall pay to the Director, the primary and secondary benefits described in Sections 3.3.1 and 3.3.2.

3.3.1   Primary Benefit. The benefit under this Section 3.3.1 is the Deferral Account balance at the end of the Plan Year immediately preceding the Director’s Termination of Service. The Company shall pay the primary benefit in ten (10) equal annual installments (without adjustment for interest or earnings during such period) commencing on the first day of the month following the Director’s Termination of Service.

3.3.2   Secondary Benefit. The benefit under this Section 3.1.2 as of the end of each Plan

Year following the Director’s Termination of Service, and continuing until the death of the Director, is an amount equal to the growth, if any, and notwithstanding any payments of the primary benefit amounts since the end of the preceding Plan Year, in the Deferral Account balance. The Company shall pay the secondary benefit to the Director within 30 days of the end of each Plan Year.

Article 4
Death Benefits

Upon the Director’s death prior to termination of this Agreement, the Company shall pay to the Director’s beneficiary a benefit equal to the Deferral Account balance as of the end of the Plan Year immediately preceding the Director’s death. The Company shall pay the benefit to the beneficiary in a lump sum within 30 days following the Director’s death.

Article 5
Beneficiaries

5.1      Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s surviving spouse, if any, and if none, to the Director’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Director’s estate.

5.2      Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 6
General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

6.1      Termination for Cause. If the Company terminates the Director’s service for:

6.1.1   Gross negligence or gross neglect of duties;

6.1.2   Commission of a felony or of a gross misdemeanor involving moral turpitude; or

6.1.3   Fraud, dishonesty or willful violation of any law resulting in an adverse effect on the Company.

Article 7
Claims and Review Procedures

7.1      Claims Procedure. The Company shall notify the Directors beneficiary in writing, within 60 days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the went on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 60-day period.

7.2      Review Procedure. If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 30 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within 30 days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing within the 30-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. It because of the need for a hearing, the 30-day period is not sufficient, the decision may be deferred for up to another 30-day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.

Article 8
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

Article 9
Administration

9.1      Administration. Unless otherwise determined by the Company’s Board of Directors (“Board”), the Board or its designee shall be the named fiduciary and shall act for the Company under this Agreement.

9.2      Powers of the Company. The company shall have all powers necessary to administer this Agreement, including, without limitation, powers:

9.2.1   to interpret the provisions of the Agreement; and

9.2.2   to establish rules for the administration of the Agreement and to prescribe any forms required to administer the Agreement.

9.3      Actions of the Company. All determinations, interpretations, rules, and decisions of the Company shall be conclusive and binding upon all persons having or claiming to have any interest or right under this Agreement.

Article 10
Miscellaneous

10.1    Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

10.2    Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.3    Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

10.4    Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Georgia except to the extent preempted by the laws of the United States of America.

10.5    Unfunded Arrangement. The Director is a general unsecured creditor of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life or any other asset held in connection with this Agreement is a general asset of the Company to which the Director has no preferred or secured claim.

10.6    Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

10.6.1 Interpreting the provisions of the Agreement;

10.6.2 Establishing and revising the method of accounting for the Agreement;

10.6.3 Maintaining a record of benefit payments; and

10.6.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

10.7    Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

DIRECTOR:	COMPANY: FIRST GEORGIA COMMUNITY BANK
By

Name:
Title

Beneficiary Designation

FIRST GEORGIA COMMUNITY BANK
DEFERRED COMPENSATION AGREEMENT

I designate the following as beneficiary of benefits under the Deferred Compensation Agreement payable following my death:

Primary:

Contingent:

Note:               To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature

Date

Accepted by the Company this 5th day of November, 1999.

By

Title

Schedule A

FIRST GEORGIA COMMUNITY BANK
DEFERRED COMPENSATION AGREEMENT

All Policies have an issue date of October 15, 1999.

Description of Insured	Age	Ins. Co.	Single Premium	Death Benefit	Policy Type	D.B. Option

Male, Non-smoker, standard	54	GWL	116,154	260,839	v. 2.0	A
Male, Non-smoker, standard	54	WCL	116,154	261,150	BCS II+	A
Male, Non-smoker, standard	54	AHL	90,150	199,628	ESP IV	A

Male, Non-smoker, standard	52	GWL	125,446	298,311	v. 2.0	A
Male, Non-smoker, standard	51	WCL	97,569	239,059	BCS u+	A
Male, Non-smoker, standard	51	AHL	75,725	182,716	ESP IV	A

Female, Non-smoker, std	52	WCL	27,877	77,286	BCS H+	A
Female, Non-smoker, std	52	AHL	72,725	206,909	ESP IV	A

Total			724,800

Schedule B

FIRST GEORGIA COMMUNITY BANK
DEFERRED COMPENSATION AGREEMENT

Director’s Name:

The Allocation Percentage is: